SUBURBAN BANCSHARES, INC.

EARNINGS PER SHARE CALCULATION                                        EXHIBIT 11

DECEMBER 31, 1998

EARNINGS PER SHARE CALCULATION -- 1998

                                                                                     Income               Shares
Basic Earnings per Share:                                                          (Numerator)         (Denominator)         EPS

       Net Income                                                                       $1,426,054


       Common Shares Outstanding                                                                             10,951,218


       Basic EPS                                                                        $1,426,054           10,951,218        $0.13

                                                                                     Income               Shares
Diluted Earnings per Share:                                                        (Numerator)         (Denominator)         EPS


       Net Income                                                                       $1,426,054           10,951,218

       Additional shares to be issued upon assumed exercise of management stock
       options                                                                                                  350,000


       Shares hypothetically repurchased at the average market price with the
       proceeds                                                                                                  (9,874)


       Additional shares to be issued upon assumed exercise of incentive stock
       options (b)                                                                                               12,600


       Shares hypothetically repurchased at the average market price with the
       proceeds                                                                                                  (9,331)


       Additional shares to be issued upon assumed exercise of incentive stock
       options (c - dilutive in 1st & 2nd quarters only)                                                        178,000

       Shares hypothetically repurchased at the average market price with the
       proceeds                                                                                                 (81,523)


       Diluted EPS                                                                      $1,426,054           11,391,089        $0.13

SUBURBAN BANCSHARES, INC.

EARNINGS PER SHARE CALCULATION                                       EXHIBIT 11

DECEMBER 31, 1998

INFORMATION FOR COMPUTATION OF DILUTION

Market Price per Share:                  Daily Average
      First Quarter 1998                 $3.6508
      Second Quarter 1998                $4.2398
      Third Quarter 1998                 $3.4910
      Fourth Quarter 1998                $2.7917

Average Price for the Year               $3.5446

(a) 350,000 Management Stock Options exercisable at $0.10 and outstanding for the entire year.

(b)      12,600 options granted 1/22/97 exercisable at $2.625


(c)      178,000 options granted 1/21/98 exercisable at $3.625

          First Quarter 1998                                 Diluted

          178,000 - ((178,000*3.50)/avg price) =                  1,258

          Second Quarter 1998                                   Diluted


          178,000 - ((178,000*3.50)/avg price) =                 25,811

          Third Quarter 1998                                    Diluted


          178,000 - ((178,000*3.50)/avg price) =                 (6,832)               Antidilutive

          Fourth Quarter 1998                                   Diluted


          178,000 - ((178,000*3.50)/avg price) =                (53,133)               Antidilutive